EXHIBIT 21.1

SUBSIDIARIES

The following table sets forth information as to Coherent’s subsidiaries, all of which are included in the consolidated financial statements. Coherent owns 100% of the outstanding voting securities of such corporations except as noted below.

Name	Jurisdiction of Incorporation

Coherent FSC, Inc.	Virgin Islands
Coherent (Deutschland), GmbH	Germany
Coherent (U.K.) Ltd.	United Kingdom
Coherent Japan, Inc.	Japan
Lambda Physik AG(1)	Germany
Lambda Physik U.S.(1)	United States
Lambda Physik Application Center, LLC(1)	United States
Lambda Physik Japan, Co. Ltd.(1)	Japan
Optomech (3)	Germany
Lambda Physik Lithography Co., Ltd(1)	Japan
Coherent S.A.R.L.	France
Coherent Optics Europe, Ltd.	United Kingdom
Coherent Lübeck GmbH	Germany
Coherent Export Co., Inc.	United States
Coherent Investments, Inc.	United States
Coherent International Holding, Inc.	United States
Coherent Holding Co., GmbH	Germany
Coherent (U.K.) Holdings, Ltd.	United Kingdom
Coherent B.V.	The Netherlands
Coherent Tutcore, Ltd.	Finland
Coherent Scotland, Ltd.	Scotland
Coherent DEOS, LLC	United States
Coherent Laser Ireland, Ltd	Ireland
MicroLas Lasersystem GmbH(2)	Germany
Positive Light, Inc.	United States
Molectron Detector, Inc.	United States
COHR International Finance C.V.	The Netherlands
COHR International Trading C.V.	The Netherlands
Coherent Europe B.V.	The Netherlands

(1)          Coherent owns 94.26% of the outstanding voting securities of these subsidiaries.

(2)          Coherent owns 84.83% of the outstanding voting securities of this subsidiary.

(3)          Coherent owns 92.37% of the outstanding voting securities of this subsidiary.